Exhibit 99.1

Company Contact:	Lisa Peterson / Chief Financial Officer
(214) 390-1831

Heelys, Inc. Reports 2009 Second Quarter Financial Results and Announces Proposed Litigation Settlements

DALLAS, August 13, 2009 (BUSINESS WIRE) — Heelys, Inc. (NASDAQ: HLYS) today reported the following financial results for the second quarter ended June 30, 2009.

Year-over-Year Quarterly Comparisons

Net sales for the second quarter of 2009 were $12.4 million compared to net sales of $18.2 million in the corresponding period a year ago. Gross profit was $3.6 million, or 28.9%, compared to gross profit of $4.2 million, or 23.0%, in the second quarter of 2008. Selling, general and administrative expenses were $4.0 million compared to $5.1 million in the second quarter of last year. Litigation settlements and related costs were $3.1 million for the second quarter of 2009 compared to $0.2 million for the same quarter of 2008. These costs are related to the lawsuits filed in the latter part of 2007 and early part of 2008 in connection with the Company’s initial public offering. The Company has reached proposed settlements with regards to these lawsuits and has accrued approximately $3.6 million as of June 30, 2009, as discussed more fully below. The Company reported a net loss of $1.6 million, or ($0.06) per fully diluted share versus a net loss of $0.4 million, or ($0.01) per fully diluted share in the second quarter of 2008.

Sequential Quarterly Comparisons

Net sales for the second quarter of 2009 were $12.4 million compared to net sales of $9.2 million in the first quarter of 2009. Gross profit was $3.6 million, or 28.9%, compared to $2.9 million, or 30.8%, for the first quarter of this year. Selling, general and administrative expenses were $4.0 million compared to $4.5 million in the first quarter of 2009. Litigation settlements and related costs were $3.1 million for the second quarter of 2009 compared to $0.7 million during the first quarter of 2009.  The Company reported a net loss of $1.6 million, or ($0.06) per fully diluted share versus a net loss of $1.3 million, or ($0.05) per fully diluted share in the first quarter of this year.

Tom Hansen, chief executive officer of the Company, commented “We continue to evaluate every aspect of our business to make sure that we’re operating as efficiently as possible.  While things on a macro level seem to be stabilizing, we believe that we must be more precise than ever in our inventory management and hyper aware of our retail partners’ needs going forward.”

Balance Sheet

As of June 30, 2009, the Company had cash and cash equivalents of $67.1 million compared with $96.8 million as of June 30, 2008 and $68.4 million as of December 31, 2008. Inventory as of June 30, 2009 decreased to $10.6 million versus $19.2 million as of June 30, 2008 and $12.1 million as of December 31, 2008.

Proposed Litigation Settlements

The Company has reached proposed settlements of lawsuits filed in the latter part of 2007 and early part of 2008 in connection with the Company’s initial public offering.  Pursuant to the proposed settlements, if approved by the court, the Company’s insurance policies will fund the majority of the settlement amounts and related legal defense costs.  As stated above, the Company has accrued approximately $3.6 million with respect to these settlements as of June 30, 2009.

Conference Call Information

The Company has decided to discontinue earnings calls at this time.

About Heelys, Inc.

Heelys, Inc. designs, markets and distributes innovative, action sports-inspired products under the HEELYS(R) brand targeted to the youth market. The Company’s primary product, HEELYS-wheeled footwear, is patented dual purpose footwear that incorporates a stealth, removable wheel in the heel. HEELYS-wheeled footwear allows the user to seamlessly transition from walking or running to rolling by shifting weight to the heel. Users can transform HEELYS-wheeled footwear into street footwear by removing the wheel. HEELYS-wheeled footwear provides users with a unique combination of fun and style that differentiates it from other footwear and wheeled sports products.

Forward Looking Statements

Certain statements in this press release and oral statements made from time to time by representatives of the Company are “forward-looking statements” for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995, including in particular, statements regarding our guidance, outlook for future events, financial performance, customer demand, growth and profitability. In some cases, you can identify forward-looking statements by terminology such as “subject to,” “believes,” “anticipates,” “plans,” “expects,” “intends,” “estimates,”

“may,” “will,” “should,” “can,” the negatives thereof, variations thereon, similar expressions, or discussions of strategy. All forward-looking statements are based upon management’s current expectations and various assumptions, but they are inherently uncertain, and the Company may not realize its expectations and the underlying assumptions may not prove correct. The Company’s actual results and the timing of events could differ materially from those described in or implied by the forward-looking statements as a result of risks and uncertainties, including, without limitation, the fact that substantially all of the Company’s net sales are generated by one product, continued changes in fashion trends and consumer preferences and general economic conditions, the Company’s intellectual property may not restrict competing products that infringe on its patents from being sold, the Company’s dependence on independent manufacturers, the Company may not be able to successfully introduce new product categories, the outcome of lawsuits filed against the Company, which could have a material adverse effect on us, and additional factors which are detailed in the Company’s filings with the Securities and Exchange Commission, including the Risk Factors contained in the Company’s Annual Report on Form 10-K. Investors, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

HEELYS, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(Unaudited)

(amounts in thousands, except for per share data)

	Three-month period ended		Six-month period ended
	June 30,	June 30,	June 30,	June 30,
	2008	2009	2008	2009

Net sales	$18,211	$12,402	$31,318	$21,651
Cost of sales	14,016	8,817	24,299	15,215
Gross profit	4,195	3,585	7,019	6,436

Selling, general and administrative expenses	5,128	3,970	11,144	8,502
Litigation settlements and related costs	248	3,051	313	3,829
Loss from operations	(1,181)	(3,436)	(4,438)	(5,895)

Other (income) expense, net	(830)	(590)	(2,398)	(485)
Loss before income taxes	(351)	(2,846)	(2,040)	(5,410)

Income tax expense (benefit)	43	(1,256)	(599)	(2,510)

Net loss	$(394)	$(1,590)	$(1,441)	$(2,900)

Net loss per share:
Basic	$(0.01)	$(0.06)	$(0.05)	$(0.11)
Diluted	$(0.01)	$(0.06)	$(0.05)	$(0.11)

Weighted-average shares:
Basic	27,193	27,571	27,134	27,571
Diluted	27,193	27,571	27,134	27,571

HEELYS, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(Unaudited)

(amounts in thousands)

	December 31,	June 30,
	2008	2009
Assets
Current Assets:
Cash and cash equivalents	$68,446	$67,101
Accounts receivable, net of allowances	6,594	6,599
Inventories	12,104	10,595
Prepaid and other current assets	831	1,484
Income taxes receivable	268	121
Deferred income tax asset	3,572	6,375
Total current assets	91,815	92,275

Property and Equipment, net of accumulated depreciation	1,007	1,181

Patents and Trademarks, net of accumulated amortization	310	316

Intangible Assets, net of accumulated amortization	1,412	1,230

Goodwill	1,668	1,663

Deferred Income Tax Asset	284	111

Total Assets	$96,496	$96,776

Liabilities and Stockholders’ Equity

Current Liabilities:
Accounts payable	$1,910	$3,029
Accrued expenses	5,091	7,139
Income taxes payable	1,347	1,408
Total current liabilities	8,348	11,576

Long Term Liabilities:
Income taxes payable	442	431
Deferred income tax liability	—	59
Other long term liabilities	1,331	967

Total Liabilities	10,121	13,033

Stockholders’ Equity:
Common stock	28	28
Additional paid-in capital	64,809	65,020
Retained earnings	21,657	18,757
Accumulated other comprehensive loss	(119)	(62)
Total stockholders’ equity	86,375	83,743

Total Liabilities and Stockholders’ Equity	$96,496	$96,776